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                                                            Exhibit 1-A(8)(c)(1)





                                 AMENDMENT NO. 1

The Modified Coinsurance Agreement between American Franklin Life Insurance Company of Springfield, Illinois and Integrity Life Insurance Company of Phoenix, Arizona, effective April 1, 1989, is amended by replacing the first paragraph of section D.1. with the following paragraph:


         The REINSURER shall pay the REINSURED each day a distribution allowance equal to 5% of the reinsurance premiums plus 80% of such premiums which are for the first policy year and which are not greater than the amounts defined as commissionable "target" premiums by the REINSURED with regard to the portions of the policies reinsured hereunder.



AMERICAN FRANKLIN LIFE INSURANCE COMPANY


By: ____________________________            By: ____________________________

Title:   Sr. V.P., General Counsel &        Title:   Sr. V. P. & Actuary
         Secretary
Date:    7/29/89                            Date:    7/27/89


INTEGRITY LIFE INSURANCE COMPANY


By: ____________________________            By: ____________________________

Title:   Vice President & Actuary           Title:   Vice President

Date:    7/25/89                            Date:    7/25/89